Sub-Item 77Q(1):  Exhibits

Copies of any new or amended investment advisory contracts

On April 30, 2011, the Trust and Driehaus Capital Management LLC entered into an Amended and Restated Expense Limitation Agreement with respect to Driehaus Mid Cap Growth Fund. A copy of the Amended and Restated Expense Limitation Agreement is incorporated herein by reference to Exhibit (h)(xviii) of Post-Effective Amendment No. 51 to Registrant's Registration Statement on Form N-1A filed with the SEC on April 28, 2011.

On April 30, 2011, the Trust and Driehaus Capital Management LLC entered into an Amended and Restated Expense Limitation Agreement with respect to Driehaus Large Cap Growth Fund. A copy of the Amended and Restated Expense Limitation Agreement is incorporated herein by reference to Exhibit (h)(xix) of Post-Effective Amendment No. 51 to Registrant's Registration Statement on Form N-1A filed with the SEC on April 28, 2011.